EXHIBIT 3.2

REGULATIONS

OF

THE KROGER CO.

_________

ARTICLE I

SHAREHOLDERS

     SECTION 1. ANNUAL MEETING. The annual meeting of the shareholders shall be held on the third Friday in May, or on such other date as may be designated by the board of directors, at such hour as may be designated in the notice of the meeting.

     SECTION 2. ORDER OF BUSINESS.

        A. Presiding Officer. The Chairman, or such other officer as may be designated by the board of directors, will preside over all meetings of shareholders.

        B. Authorized Business. Only business that is properly brought may be conducted during any meeting of shareholders. In the case of annual meetings of shareholders, matters set forth in the Company’s notice of annual meeting of shareholders, along with any Company presentation, will be properly brought before the meeting. For business properly to be brought by a shareholder before the annual meeting, advance notice of such business must be received by the secretary of the Company at the principal office of the Company not less than 45 calendar days prior to the date on which the Company’s proxy statement for the prior year’s annual meeting of shareholder was first mailed to shareholders. Such notice must include a description in reasonable detail of the business desired to be brought along with the reasons for conducting such business, the name and record address of the shareholder proposing such business, the number of shares of the Company owned of record or beneficially by the shareholder along with evidence of ownership thereof, a description of any material interest the shareholder has in the subject of the business requested to be conducted, and any arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business, a representation that the shareholder intends to appear in person at the meeting to bring such matter before the meeting, and such other information regarding the business proposed by such shareholder as would be required to be included in the proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission. Without limiting the foregoing, if the business proposed to be brought by such shareholder at the annual meeting is the nomination of a person or persons for election to the board of directors, then the notice also must include as to each person whom the shareholder proposes to nominate for election as a director the name, age, business address and residence address of the person, the principal occupation or employment of the person, the number of shares of the Company owned of record or beneficially by the person, and any other information relating to the person that would be required to be included in a proxy statement relating to the election of directors.

     In the case of a special meeting called by the board of directors or an officer or director of the Company, only matters set forth in the Company’s notice of the meeting of shareholders, along with any Company presentation, will properly be brought before the meeting. In the case of a special meeting called by a shareholder, only matters set forth in the notice of the meeting of shareholders will properly be brought before the meeting. Such notice by a shareholder must include a description in reasonable detail of the business desired to be brought along with the reasons for conducting such business, the name and address of the shareholder proposing such business, the number of shares of the Company owned of record or beneficially by the shareholder along with evidence of ownership thereof, a description of any material interest the shareholder has in the subject of the business requested to be conducted and any arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business, a representation that the shareholder intends to appear in person at the meeting to bring such matter before the meeting, and such other information regarding the business proposed by such shareholder as would be required to be included in the proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission.

        C. Rules of Conduct. Rules of conduct governing all meetings of shareholders will be prepared by the Company and will be available to shareholders at the commencement of the meeting. Shareholders that desire to receive a copy of the rules of conduct prior to the date of a meeting may receive a copy of the then current rules of conduct upon written request to the secretary of the Company at the Company’s principal office.

     SECTION 3. PLACE OF MEETINGS. All meetings of the shareholders shall be held at the principal office of the Company in the City of Cincinnati or at such other place within or without the City of Cincinnati as may be designated in the notice of the meeting, provided that if the meeting is to be held outside of the City of Cincinnati such alternate location must first be approved by the board of directors.

ARTICLE II

BOARD OF DIRECTORS

     SECTION 1. NUMBER. The Board of directors shall consist of not less than nine nor more than twenty-one members, the exact number to be fixed and determined from time to time by the Board of directors or at a meeting of the shareholders called for the purpose of electing directors, at which a quorum is present, by the affirmative vote of the holders of 75% of the shares which are entitled to vote on such proposal.

     Members of the Board of directors shall be elected annually to terms of one year, provided that all directors then serving on the effective date of these regulations will continue to serve out the remainder of their unexpired terms.

     SECTION 2. MEETINGS. An organization meeting of the Board of directors may be held, without notice, immediately after the annual meeting of the shareholders for the purpose of electing officers and attending to such other business as may properly come before the meeting. Additional regular meetings may be held at such times as may be determined from time to time by the directors.

     SECTION 3. PLACE OF MEETINGS. All meetings of the Board of directors shall be held at the principal office of the Company in the City of Cincinnati or at such other place within or without the State of Ohio as may be designated in the notice of the meeting.

     SECTION 4. COMMITTEES. The Board of directors may create an executive committee and any other committee of the directors, to consist of not less than 3 directors, and may delegate to any such committee any of the authority of the directors, however conferred, other than that of filling vacancies among the directors. The directors may appoint one or more directors as alternate members of any such committee, who may take the place of any absent member or members at any meeting of such committee. A majority of any such committee shall constitute a quorum for a meeting, and the act of a majority of the members of the committee present at a meeting at which a quorum is present shall be the act of the committee. The president shall be a member of the executive committee.

     SECTION 5. REMOVAL AND VACANCIES.

     A. Removals. All of the directors or any individual director may be removed by the holders of 75% of the shares then entitled to vote at an election of directors, but only for cause.

     B. Vacancies. Any vacancy in the Board of directors shall be filled only by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director so elected shall serve until the next election of directors and until the director’s successor shall be elected and qualified.

ARTICLE III

OFFICERS

     SECTION 1. NUMBER AND TITLE. The officers of the Company shall be a president, such number of vice presidents as the Board of directors may from time to time determine, a secretary, a treasurer, and, in the discretion of the Board of directors, a chairman of the Board, one or more assistant secretaries, one or more assistant treasurers, and such other officers and assistant officers as the Board of directors may from time to time determine.

     SECTION 2. POWERS AND DUTIES. Subject to such limitations as the Board of directors or the executive committee may from time to time prescribe, the officers of the Company shall each have such powers and perform such duties as generally pertain to their respective offices and such further powers and duties as may be conferred from time to time by the Board of directors or the executive committee or, in the case of all officers other than the chairman of the Board and the president, by the president.

     SECTION 3. BONDS. Any officer or employee may be required to give bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of directors may from time to time determine. The premium on any bond or bonds provided for herein shall be paid by the Company.

ARTICLE IV

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

     A. Each director, officer or employee of the Company, each former director, officer or employee of the Company, and each person who is serving or shall have served at the request of the Company as a director, officer or employee of another corporation (his heirs, executors or administrators) shall be indemnified by the Company against expenses actually and necessarily incurred by him, and also against expenses, judgments, decrees, fines, penalties, or amounts paid in settlement, in connection with the defense of any pending or threatened action, suit, or proceeding, criminal or civil to which he is or may be made a party by reason of being or having been such director, officer or employee, provided,

(1) he is adjudicated or determined not to have been negligent or guilty of misconduct in the performance of his duty to the Company or such other corporation,

(2) he is determined to have acted in good faith in what he reasonably believed to be the best interest of the Company or of such other corporation, and

(3) in any matter the subject of a criminal action, suit, or proceeding, he is determined to have had no reasonable cause to believe that his conduct was unlawful.

     The determination as to (2) and (3) and, in the absence of an adjudication as to (1) by a court of competent jurisdiction, the determination as to (1) shall be made by the directors of the Company acting at a meeting at which a quorum consisting of directors who are not parties to or threatened with any such action, suit, or proceeding is present. Any director who is a party to or threatened with any such action, suit or proceeding shall not be qualified to vote and, if for this reason a quorum of directors cannot be obtained to vote on such indemnification, no indemnification shall be made except in accordance with the procedure set forth in paragraph B of this Article IV.

     B. In the event that a quorum of directors qualified to vote cannot be obtained to make any determination required by paragraph A, such determination may be made in writing signed by a majority of the directors who are qualified to vote regardless of a lack of quorum or, if there be less than three directors qualified to vote, by a board of three disinterested persons, who may be officers or employees of the Company, of good character appointed by the Board of directors to make such determination.

     C. Notwithstanding paragraph A of Article IV, the Board of directors in its discretion may empower the president or any vice president of the Company to make the determinations, and cause the Company to indemnify any employee of the Company or other corporation which such employee is serving at the request of the Company (his heirs, executors or administrators), who is not a director or officer of the Company or such other corporation against any or all of the expenses, described and set forth in such paragraph A of Article IV.

     D. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which such director, officer or employee may be entitled under the articles, the regulations, any agreement, any insurance purchased by the corporation, vote of shareholders or otherwise as a matter of law.

ARTICLE V

CERTIFICATES FOR SECURITIES

     If any certificate for securities of the Company should be lost, stolen or destroyed, any one of the president, the treasurer, or the secretary, upon being furnished with satisfactory evidence as to the loss, theft or destruction and as to the ownership of the certificate, and upon being furnished with appropriate security or indemnity to hold the Company harmless, may authorize a new certificate to be issued in lieu of the lost, stolen or destroyed certificate.

ARTICLE VI

SEAL

     The seal of the Company shall be in such form as the Board of directors may from time to time determine.

ARTICLE VII

AMENDMENTS

     These regulations may be amended or repealed at any meeting of shareholders called for that purpose or without such meeting by the affirmative vote or consent of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal, except that the affirmative vote or consent of the holders of record of shares entitling them to exercise 75% of the voting power on such proposal shall be required to amend, alter, change or repeal Sections 1 or 5 of Article II or this Article VII, or to amend, alter, change or repeal these regulations in any way inconsistent with the intent of the foregoing provisions.

As amended June 28, 2007